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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Contact:     David Kamp 512/314-2636     Contact:     Charlie Smith 512/314-2751
             VTEL Corporation                         VTEL Corporation
             dkamp@vtel.com                           csmith@vtel.com

Contact:     Patrizia Owen 408/922-4745
             Compression Labs
             patrizia_owen@clix.com

              VIDEOCONFERENCING COMPANIES ANNOUNCE PLANS TO MERGE

        VTEL and Compression Labs Will Focus on Synergy and Innovation To Capitalize on Strategic Opportunities in the Rapidly Growing
                   Billion Dollar Videoconferencing Industry

AUSTIN, Texas (January 7, 1997) - VTEL Corporation (NASDAQ: VTEL) and Compression Labs (NASDAQ: CLIX), two of the leading companies in the rapidly growing videoconferencing industry, today announced that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations in an exchange of VTEL common stock for CLI stock. The transaction is valued in excess of $80 million. The new entity will retain the VTEL(R) name and will have annualized revenue of nearly $200 million, making it one of the larger players in the videoconferencing industry.

The agreement provides for a stock-for-stock exchange in which each share of CLI common stock will be exchanged for 0.46 of a VTEL share. VTEL expects to issue approximately 8.4 million new common shares. The new shares, which are in addition to the 13.9 million common shares currently outstanding, will represent approximately 36% of VTEL's ownership.

The transaction is expected to be a tax free exchange and accounted for as a pooling of interest and is expected to close in VTEL's fourth fiscal quarter ending July 31, 1997. One-time expenses related to the transaction will be incurred at that time and will have a dilutive effect on VTEL's earnings.
VTEL's financial strength will fund the merged entity out of existing cash resources to create a combined entity with a debt-free balance sheet. Thereafter, the transaction is expected to be accretive to VTEL's earnings in fiscal year 1998. Completion of the transaction is conditional upon approval by the shareholders of both companies and upon the approval of government regulatory agencies.
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According to Dick Moeller, present and future chairman and CEO of VTEL,
"Through this merger, we plan to capitalize on marketing synergy, financial leverage, complementary sales strategies and innovative product development. Successful execution will result in improved competitive positioning. We can enhance our global presence and provide the value-added products and services our customers need for mission-critical applications. In short, this business decision will enable us to create for our industry a more effective supplier of high-performance videoconferencing solutions."

Moeller adds, "We are certain that we can have more impact and create more value together than if we remain separate companies. The creation of value will benefit our customers, employees, partners, and shareholders."

Gary Trimm, president and CEO of CLI says, "We have both been technology leaders, with over 25 years of combined experience creating industry standards and providing the highest quality data, voice and video systems available on the market. Together, we will continue our legacy of innovation as we work towards the day when television-quality interactive video communications will be as ubiquitous as voice telephones, fax machines and copiers--and as simple to use."

Gary Trimm will be joined on the board of directors of VTEL with long time CLI board member and current board chairman, Dr. Arthur G. Anderson. Gary will take an active role in shaping VTEL's strategy and guiding its future. His immediate role will be working with Dick Moeller on the Integration Steering Committee as it manages the merger transition.

The combination of VTEL and CLI should give the new entity the scale and critical mass required to achieve its goal of offering the best products and services for worldwide customers who want advanced videoconferencing capability.

Bear, Stearns & Co. is the financial advisor to VTEL for this transaction and CLI was advised by PaineWebber.

VTEL is a global leader in the design and manufacture of Smart Videoconferencing systems and recently reported its latest quarterly revenues ended October 31, 1996 of $28.2 million with revenues over the last 12 months of $99.3 million. VTEL and its authorized resellers have installed systems in some of the largest and most recognized organizations in the United States and around the world, including: Microsoft Corp., Nortel, BMW AG, VHA, Inc., Deloitte & Touche, Credit Suisse, Texas A&M University, and the U.S. Army T-Net.

Headquartered in San Jose, California, CLI is a leading designer and manufacturer of solutions for digital video communications. CLI reported revenues in its third quarter ended September 30, 1996 of $20.2 million with revenues over the last twelve months of $93.4 million. Using its core technology, compressed digital video, the company provides a broad range of video communications products for business, government, educational, healthcare and other organizations. CLI's installed base includes major corporations and institutions such as Boeing,
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Hewlett-Packard, General Electric and the National Ministry of Posts and
Telecommunications in China.

Except for historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in the SEC reports of each of the Companies.

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VTEL is a registered trademark of VTEL Corporation.  Smart Videoconferencing is a trademark of VTEL Corporation.

VTEL Corporation, 108 Wild Basin Road, Austin, Texas 78746
512-314-2700, FAX 512-314-2792
VTEL Website: www.vtel.com/info
CLI Website: www.clix.com